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                                                                    Exhibit 23.5


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this post-effective amendment on Form S-8 to the registration statement on form S-4 (File No. 333-16015) of WorldCom, Inc. of our report dated February 14, 1996, except for Note 20 as to which the date is April 16, 1996, on our audits of the consolidated financial statements of MFS Communications Company, Inc. as of December 31, 1995 and 1994, and for the three years in the period ended December 31, 1995, which report is included in WorldCom, Inc.'s Current Report on Form 8-K/A dated August 25, 1996 (filed November 4, 1996).



Coopers & Lybrand L.L.P.
Omaha, Nebraska
December 31, 1996